Exhibit 107

Calculation of Filing Fee Tables

FORM F-4

(Form Type)

VAST RENEWABLES LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares	457(a)	13,799,987(2)	$11.50(3)	$158,699,850.50	0.0001476	$23,424.10
Fees to Be Paid	Equity	Redeemable Warrants	457 (c), (g), (i)	12,856,500(4)	$0.11(5)	$1,414,215.00	0.0001476	$208.74
Fees to Be Paid	Equity	Ordinary Shares	457(a)	13,730,000(6)	$11.50(7)	$157,895,000.00	0.0001476	$23,305.30
Fees to Be Paid	Equity	Ordinary Shares	457(c)	46,036,985(8)	$2.44(9)	$112,330,243.40	0.0001476	$16,579.94
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts				—	$430,339,308.90	—	$63,518.08
	Total Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	$430,339,308.90	—	$63,518.08

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Represents ordinary shares (the “Ordinary Shares”), of Vast Renewables Limited (the “Company”) underlying public warrants, each exercisable to purchase one Ordinary Share at an initial exercise price of $11.50 per share, of the Company (the “Public Warrants”), issued to former holders of Nabors Energy Transition Corp. (“NETC”) public warrants, which were assumed by the Company in connection with the consummation of its business combination with NETC on December 18, 2023 (the “Business Combination”).

(3)	The price per share is based on the initial exercise price per Public Warrant of $11.50 per share.
(4)

Represents the sum of (i) 12,416,500 private warrants, each exercisable to purchase one Ordinary Share at an initial exercise price of $11.50 per share, of the Company (the “Private Warrants”), which were assumed by the Company in connection with the consummation of Business Combination and are held by certain parties to the shareholder and registration rights agreement, dated as of December 18, 2023 (the “Shareholder and Registration Rights Agreement”) and (ii) 440,000 Public Warrants held by certain parties to the Shareholder and Registration Rights Agreement.

(5)

Pursuant to Rules 457(c), Rule 457(g) and Rule 457(i) promulgated under the Securities Act and consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the proposed maximum offering price per Private Warrant is equal to $0.11 (the average of the high ($0.13) and low ($0.09) prices for the Public Warrants on Nasdaq on February 26, 2024 (such date being within five business days of the date that the Registration Statement was first publicly filed with the SEC)).

(6)

Represents Ordinary Shares underlying Private Warrants, initially issued to certain investors in NETC in connection with the initial public offering of NETC (the “NETC IPO”), which were assumed by the Company in connection with the consummation of its Business Combination.

(7)	The price per share is based on the initial exercise price per Private Warrant of $11.50 per share.
(8)

Represents the sum of (i) up to 27,980,486 Ordinary Shares held by selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in the prospectus (the “Prospectus”) forming part of this registration statement entitled to resale registration rights pursuant to the Shareholder and Registration Rights Agreement or other agreements, (ii) up to 2,799,999 Ordinary Shares that are issuable to certain parties to the Shareholder and Registration Rights Agreement pursuant to the Business Combination Agreement (as defined in the Prospectus) upon the occurrence of specified events, for no additional consideration, (iii) up to 2,400,000 Ordinary Shares that are issuable to NETC Sponsor (as defined in the Prospectus) pursuant to the Support Agreement (as defined in the Prospectus) upon the occurrence of specified events, for no additional consideration, (iv) up to 12,416,500 Ordinary Shares issuable upon exercise of Private Warrants held by certain parties to the Shareholder and Registration Rights Agreement and (v) up to 440,000 Ordinary Shares issuable upon exercise of Public Warrants held by certain parties to the Shareholder and Registration Rights Agreement.

(9)

Pursuant to Rule 457(c) promulgated under the Securities Act, the proposed maximum offering price per Ordinary Share is equal to $2.44 (the average of the high ($2.47) and low ($2.41) prices for the Ordinary Shares on Nasdaq on February 26, 2024 (such date being within five business days of the date that the Registration Statement was first publicly filed with the SEC)).